EXHIBIT 6.40
As of August 2, 1999

Cinergi Pictures Entertainment, Inc.
Mr. Mario Kassar
2308 Broadway
Santa Monica, Ca.  90404-2916

     Re: FOREIGN SALES AGREEMENT

Gentlepersons:

 Further to our conversations, this letter shall briefly outline the terms of our agreement ("Agreement") for Cinergi Picture Entertainment, Inc. ("Cinergi") to act as Total Film Group, Inc.'s ("TFG") exclusive international sales agent on the Picture(s) as described below. The terms are as follows:

CONDITIONS PRECEDENT: This Agreement is subject to (1) the closing of the financing documentation for the Picture(s) (as described below); (2) the funding of all funds due pursuant to such financing documentation and (3) TFG's receipt of copies of this Agreement fully executed by Cinergi and Mario Kassar ("MK") (collectively "Conditions Precedent").

     1. Services to be provided by Cinergi: Cinergi shall be responsible for making all sales of the Picture(s) (as defined below) in the Territory (as defined below), negotiating long form agreements, delivering required materials and otherwise servicing the agreements, making relevant registrations with collection societies, collecting payments due, etc., following up with distributors on release plans, marketing strategies and release budgets, monitoring distribution results and overages due and assisting with foreign publicity of the Picture(s).

     2. Pictures: Three (3) pictures in a budget range between $6 and $12 million. TFG has an approval right on each minimum sales prices provided by Cinergi. Such minimum sales price list(s) will be based on the fact that the elements listed for each Picture will be attached to such Picture. TFG shall have the right to substitute any of the Pictures.

     3.  Territory: The world excluding U.S., its dominions (including Puerto
Rico) and English Speaking Canada.

     4. Rights: Cinergi shall exploit all forms of the theatrical, non-theatric al, home video, public video, commercial video, pay-television, pay-per-view, video-on-demand, DVD, free television, airline (flying the flag of any of the countries in the Territory), hotel and ship-at-sea rights (flying the flag of any of the countries in the Territory) throughout the Territory. All other rights not listed above shall be reserved by TFG.

     5. Term: This Agreement shall take effect on the date of signature of this Agreement and shall continue thereafter for a term of 30 (thirty) months from delivery of the Picture(s). Cinergi shall be entitled to negotiate license agreements with license terms of up to 20 years from delivery. If Cinergi wishes to negotiate license agreements with longer terms, then such longer terms shall be subject to TFG's prior written approval. Cinergi shall continue, after the expiration of the Term, to be responsible for servicing the Picture(s) (unless otherwise specified by written notice by TFG) until the expiration of each such agreement and in all events shall continue to be paid its Fees (as defined below) on all Gross Receipts arising therefrom. Notwithstanding the foregoing, TFG shall be able to terminate this Agreement by written notice if: (i) Cinergi files bankruptcy; and (ii) MK is no longer devoting a material portion of his time to the sales of the Picture(s). However, Cinergi shall continue to be paid its Fees on Gross Receipts derived from agreements negotiated by Cinergi prior to such termination.

     6. Distribution Expenses: TFG shall advance the following Distribution Expenses for the costs and expenses in connection with the distribution, advertising, exploitation and/or attending film markets during the Term ("Distribution Expense"): (i) for budgets between $6,000,000 and $8,500,000:
$75,000; (ii) for budgets between $8,500,001 and $11,000,000: $120,000; (iii)
for budgets above $11,000,001: $150,000. There shall be no other recharge of corporate overhead or costs. Such Distribution Expenses shall be recouped by TFG as described in Paragraph 7 below.

     7. Cinergi's Fees: Gross Receipts (as defined below) shall be applied in accordance with the collection agreement, but for the avoidance of doubt shall entitle Cinergi on a continuing and ongoing basis to be paid by the collection agent out of the Gross Receipts (as defined below) in respect of the distribution of the Picture(s) throughout the Territory as its sales commission in consideration of its services hereunder 15% (fifteen percent) of 100% of the Gross Receipts derived from the Territory provided that:

          A. Until such time the financing entity ("Financier") recoups its investment in the Picture and TFG recoups the Distribution Expenses advanced pursuant to the provisions of Paragraph 6, Cinergi shall only be entitled to a 10% (ten percent) sales commission; and

          B. Once the Financier has recouped its investment and TFG has recouped the Distribution Expenses advanced pursuant to the provisions of Paragraph 6, Cinergi shall be entitled retrospectively to a 15% (fifteen percent) sales commission.

     Other points are:

          a. Gross Receipts shall be amounts received from all sources in the Territory including, minimum guarantees, outright licenses, overages, and amounts received from collection agencies for cable retransmissions, royalties, etc. net of withholding taxes and bank fees.

          b. Cinergi shall distribute the Picture(s) in good faith in arms length transactions and TFG - or its affiliates - shall be the licensing entity on all distribution agreements. The Picture(s) shall also not be included in agreements that are cross-collateralized with any other motion
Picture(s) distributed by Cinergi.   Cinergi shall meaningfully consult with
TFG over the selection of potential distributors and licensing agreements being negotiated for the Picture(s). Cinergi shall not close any distribution agreements for advances or outright license fees that are less than 90% of the accepting price(s) as they will be contained in the approved minimum sales prices list for the applicable country(ies) or territory(ies) without TFG's approval.

          c. Cinergi shall supply full accounting statements (showing contracted sales, Gross Receipts and Cinergi's Fees by territory) to provide the Fee. Such statements shall be rendered monthly until 18 months from delivery and no less the quarterly for the next 2 years and no less than semi-annually thereafter. TFG shall be entitled to audit Cinergi's books and all other related records in relation to the Picture(s).

          d. Cinergi and TFG shall mutually agree in good faith the delivery date for each Picture and the materials that shall be delivered to Cinergi.

          e. Cinergi agrees that Gross Receipts deriving from the exploitation of each Picture shall be paid into a collection account in U.S.$ and Cinergi shall direct distributors to remit thereto all monies due under each distribution agreement.

     We shall negotiate a more formal agreement in good faith based upon the principal terms outlined above. Until such more formal agreement is executed this letter shall be a binding agreement.

     If the foregoing is acceptable to you, please confirm your agreement by signing in the space below.

Sincerely yours,

TOTAL FILM GROUP, INC.

By: /s/ Gerald Green
Its: President

ACCEPTED AND AGREED TO:
CINERGI PICTURES ENTERTAINMENT, LLC

By: /s/ Mario Kassar
Its:

Revised 2/15/00

CINERGI  INTERNATIONAL DELIVERY SCHEDULE

EXHIBIT "A"

A. ACCESS TO

A.   TFG  SHALL PROVIDE CINERGI ACCESS TO:

     1. (a) One (1) 35mm wholly original English version soundtrack negative of the film, fully cut, main and end titled, assembled, and conformed in all respects to the final form of the Film; and

          (b) One (1) 35mm wholly original color Film negative of the Film, fully cut, main end titled, assembled and conformed in all respects to the final form of the Film

The Film and soundtrack negative shall not contain any physical damage, and all splices in the negatives shall be sound, secure, and transparent when viewed by transmitted lights.

     2. One (1) 35mm mono Magnetic 3 track of the Film containing separate music, separate effects and separate dialogue 100% filled.

     3. (i) One (1) 35 mm four or six track dialogue stem to serve as the final stereo master or one (1) copy on DA-88 or 1/2 inch digital tape.
          (ii) One (1) 35 mm four or six track music stem to serve as the final stereo master~ or one (1) copy on DA-88 or 1/2 inch digital tape.
           (iii) One (1) 35 mm four or six track effects stem to serve as the final stereo master; or One (1) copy on DA-88 or 1/2 inch digital tape.
          (iv)  One (1) magnetic music master on DAT/DA88 format.

     4. All unused takes, cutouts, trims, second takes, tests, sound-effects tracks, dialogue tracks, process keys and background, whether negative, positive or magnetic, produced for or used in the production of the Film, whether or not used in the final version of the Film.

B. TFG SHALL DELIVER THE FOLLOWING TO THE LABORATORY OR LABORATORIES DESIGNATED BY CINERGI.

     1.     One (1) 35 mm Interpositive of the Film fully cut, main-and-end
titled, edited and assembled, conforming in all respects to    the edited
final form of the Film (the "Interpositive").

     2. One (1) Internegative taken from the Interpositive described in above ("Internegative").

     3. One (1) 35 mm English language combined optical approved and graded check print, taken from the Internegative described in 2. above.

     4. One (1) 35 mm Dolby Stereo English-version optical soundtrack negative of the Film that conforms to edited final form of the Film.

     5. One (1) 35 mm Dolby Stereo magnetic twin-track print master of the film, if available, or one (1) D88 containing the combined music, effects and dialogue, that conforms to the edited final form of the Film.

     6. One (1) 35 mm Dolby Stereo magnetic one hundred percent (100%) filled music and effects soundtrack of the Film, if available, or one (1) D8 8, that conforms to the edited final form of the Film.

     7. One (1) 35 mm Interpositive and one (1) Internegative of the textless backgrounds of main and end titles, inserts, and all descriptive titles in the Film.

     8. One (1) PAL D-1 digital original telecine letter boxed master video tape of the Film, one (1) PAL D- 1 digital original telecine full-frame master video tape of the Film, one (1) PAL D-1 16x9 and, one (1) NTSC D-1 digital original telecine full-frame master video tape of the Film with the stereo final mix soundtrack thereof on channels one (1) and two (2), and the music and effects soundtrack thereof on channels three (3) and four (4).

C.     TFG  SHALL DELIVER THE FOLLOWING TO CINERGI

     All agreements, licenses, stories, synopses, biographies, and other documents required to be delivered hereunder shall be in the English language or, if in another language, accompanied by an English-language translation thereof Delivery of the Film shall be accompanied by a list showing which items are in which boxes.

     1. Laboratory Access Letter executed by Company and the applicable laboratory.

     2. (i) As many original or first-generation color transparencies as are available (but not less than fifty (50).

          (ii) As many original or first-generation 8x 10 black and white negatives for still 8x 10 photographs as are available (but not less than fifty (50) together with captioned still photographs made therefrom.

TFG represents and warrants to CINERGI that all still photographs, negatives, transparencies and other similar materials delivered hereunder will be approved by all persons, firms, corporations and other entities, whose approval is required for the use and exploitation thereof in connection with the Film.

     3. Sufficient interview and other videotape footage to enable CINERGI to produce an electronic press kit of the Film.

     4. One (1) 35 mm mono-magnetic three-track of the Film that matches the edited final form of the Film, containing separate stripings of (i) the music, (ii) the effects and (iii) the dialogue.

     5. One (1) 8x10 textless color transparency and one (1) 8x10 color transparency with text of the key techanical poster-ready artwork, including the full credit block and title treatment.

     6. Five (5) copies of a press book or other material of the Film containing a synopsis of the Film, production notes and biographies of main stars, director, and main crew.
     7. One (1) typewritten copy each of the detailed and complete dialogue and action continuity and spotting list of the complete Film.

     8. One (1) music cue sheet setting forth (a) the title of all of the musical compositions and sound recordings contained in the Film, (b) the names of the composers and their performing rights affiliation, (c) the names of the recording or performing artists, (d) the nature, extent, and exact timing of the uses made of each of the said musical compositions and sound recordings, and (e) the name and address of the publisher(s) that control the said musical compositions and companies that control the said sound recordings.

     9. Copies of all of the fully executed music synchronization and master use licenses (all of which shall contain a grant of rights consistent with the terms of the Agreement) for all of the musical compositions and sound recordings contained in the Film.

     10. Written statement of screen credit and advertising credit obligations applicable to the Film, together with typewritten, English-language layouts of the said screen credit and advertising credits. Screen credits and advertising credits must comply with all applicable guild and union requirements and the individual employment agreements to accord credit on the screen, in advertising, in paperbacks and on recordings; and excerpts from such employment agreements with respect to the foregoing, as well as outlining any restrictions as to the use of name and likeness.

     11. A written list of the full and complete Main and End Credits of the Film.

     12. Photographic copies of all agreements or other documents, fully executed, relating to the engagement of the writer, director, producer, composer and principal cast members as well as persons whose names are accorded paid credit. Producer shall provide access (and copies upon request) to the agreements in respect of all other personnel in connection with the Film.

     13. A written statement of all dubbing/sub-titling restrictions and all other restrictions of whatsoever kind or nature relating to the Film, if any.

     14. Certificates of Errors and Omissions Insurance coverage (as described in and otherwise in connection with the Agreement).

     15. One (1) complete set of perfected chain of title documentation, in accordance with the Agreement, including without limitation, Copyright Search and Title Search Reports, the Library of Congress Copyright Registration Certificate (when available), and the M.P.A.A. Rating Certificate (when available).

     16. Five (5) original notarized Certificates of Authorship in a form to be approved by CINERGI.

     17. Five (5) original notarized Producer's Certificates in a form to be provided by CINERGI.
     18. Fifteen (15) original notarized Certificates of Nationality, or Certificate of Origin.

     19. A certificate from a duly authorized officer of the completion guarantor of the Film certifying the final direct cash production cost of the Film to be delivered as soon as possible after delivery.


ASSIGNMENT AGREEMENT

This Assignment Agreement is made on this 25th day of January, 2000 by and between Cinergi Pictures Entertainment Inc. ("Cinergi"), a Delaware corporation qualified to do business in California and Total Film Group, Inc ("TFG"), a (California) corporation.

Reference is made to that certain Foreign Sales Agreement dated as of August 2, 1999 by and between Cinergi and TFG (the "Agreement").

Cinergi hereby irrevocably assigns the Agreement to C-2 Pictures, LLC, a California limited liability company whose members, Cinergi and Mario Kassar Productions LP, a California limited partnership, each own a 50% member interest.

All terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement, effective as of the date first written above.

                              Cinergi Pictures Entertainment, Inc.

                              By: /s/ Sam Falconello, Jr. Executive VP


                              Total Film Group, Inc.

                              By: /s/ Gerald Green, President
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